EXHIBIT 99.1

PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000
FOR IMMEDIATE RELEASE
May 5, 2010

Landmark Bancorp, Inc. Announces Earnings for the Quarter Ended March 31, 2010 and Declares a Cash Dividend

(Manhattan, KS, May 5, 2010) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended March 31, 2010 of $0.46, versus $0.40 for the quarter ended March 31, 2009.  Net earnings for the quarter ended March 31, 2010 were $1.1 million, an increase of $134,000, or 13.3%, as compared to the quarter ended March 31, 2009.  Additionally, the Board of Directors declared a cash dividend of $0.19 per share, which will be paid on June 1, 2010 to common stockholders of record on May 18, 2010.

Patrick L. Alexander, President and Chief Executive Officer commented, “We are pleased to report net earnings of $1.1 million for the quarter ended March 31, 2010 and to continue our cash dividend at its current per share level during these challenging times.  Our ability to maintain positive earnings throughout the recent difficult economic and credit environment is a tribute to our community banking model and the associates who execute our business strategy.  Our time tested philosophy of relationship banking and careful risk management continues to serve us well.  We continue to aggressively manage our loan portfolio to either remediate or move problem credits out of the loan portfolio.  We will continue to monitor economic events closely, along with the performance of our loan portfolio, and take the necessary steps required to address any issues that may arise.  Our allowance for loan losses, together with our strong capital position, loan portfolio management and underlying fundamental earnings has positioned us well to deal with the challenges of this economic environment and give us reason for optimism in 2010 and beyond.”

Alexander further commented, “Contributing to our $1.1 million of net earnings during the first quarter of 2010 was the recognition of a $563,000 pre-tax gain on sales of investments.  We achieved this by selling some of our high-quality mortgage-backed investment securities at what we believed to be premium pricing in the marketplace and also provided us an opportunity to shorten the average lifespan of our investment portfolio and position ourselves for rising interest rates.  Offsetting the investment gain was a $400,000 increase in our provision for loan losses during the first quarter of 2010 as compared to the same period of 2009.  Net interest income increased by $176,000 during the first quarter of 2010, as compared to the first quarter of 2009, while our average net interest margin, on a tax equivalent basis, increased to 3.81% from 3.46% over the same period in spite of a $20.9 million decline in average loans outstanding.  We are pleased to be able to continue to report these positive results in light of the challenges and difficulties our economy has faced over the past few years.”

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Financial Highlights

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
(Dollars in thousands)
	March 31,	December 31,	March 31,
	2010	2009	2009
ASSETS:
Cash and cash equivalents	$10,338	$12,379	$14,354
Investment securities	168,704	169,619	183,491
Loans, net	343,978	342,738	355,180
Loans held for sale	6,064	4,703	13,138
Premises and equipment, net	15,658	15,877	13,816
Goodwill	12,894	12,894	12,894
Other intangible assets, net	2,328	2,481	2,375
Bank owned life insurance	12,670	12,548	12,118
Other assets	13,415	10,928	9,915
TOTAL ASSETS	$586,049	$584,167	$617,281

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$446,582	$438,595	$457,213
Federal Home Loan Bank and other borrowings	77,631	82,183	98,875
Other liabilities	7,372	9,494	9,382
Total liabilities	531,585	530,272	565,470
Stockholders' equity	54,464	53,895	51,811
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$586,049	$584,167	$617,281

LOANS (unaudited):	March 31,	December 31,	March 31,
(Dollars in thousands)	2010	2009	2009

One-to-four family residential real estate	$97,762	$98,333	$110,023
Commercial real estate	105,963	106,470	101,898
Construction and land	34,190	36,864	36,338
Commercial loans	104,439	98,213	103,504
Consumer loans	7,261	7,884	7,674
Net deferred loan costs and loans in process	400	442	50
Allowance for loan losses	(6,037)	(5,468)	(4,307)
Loans, net	$343,978	$342,738	$355,180

NONPERFORMING ASSETS (unaudited):	March 31,	December 31,	March 31,
(Dollars in thousands)	2010	2009	2009

Non-accrual loans	$11,775	$11,830	$10,984
Accruing loans over 90 days past due	—	—	—
Nonperforming investments, at fair value	314	261	—
Real estate owned	3,083	1,129	2,390
Total nonperforming assets	$15,172	$13,220	$13,374

Total nonperforming loans to total loans, net	3.4%	3.5%	3.1%
Total nonperforming assets to total assets	2.6%	2.3%	2.2%
Allowance for loan losses to gross loans outstanding	1.7%	1.6%	1.2%
Allowance for loan losses to total nonperforming loans	51.3%	46.2%	39.2%

Financial Highlights (continued)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
(Dollars in thousands, except per share data)
	Three months ended March 31,
	2010	2009
Interest income:
Loans	$4,870	$5,182
Investment securities and other	1,422	1,728
Total interest income	6,292	6,910

Interest expense:
Deposits	1,039	1,639
Borrowed funds	685	879
Total interest expense	1,724	2,518

Net interest income	4,568	4,392
Provision for loan losses	700	300
Net interest income after provision for loan losses	3,868	4,092

Non-interest income:
Fees and service charges	1,005	956
Gains on sale of loans	511	708
Bank owned life insurance	124	123
Other	125	113
Total non-interest income	1,765	1,900

Investment securities gains (losses), net:
Impairment losses on investment securities	—	(850)
Less noncredit-related losses	—	523
Net impairment losses	—	(327)
Gains on sales of investment securities	563	—
Investment securities gains (losses), net	563	(327)

Non-interest expense:
Compensation and benefits	2,324	2,177
Occupancy and equipment	719	651
Federal deposit insurance premiums	179	33
Data processing	208	190
Amortization of intangibles	179	187
Professional fees	134	172
Advertising	118	121
Other	947	924
Total non-interest expense	4,808	4,455

Earnings before income taxes	1,388	1,210
Income tax expense	245	201
Net earnings	$1,143	$1,009

Net earnings per share (1)
Basic	$0.46	$0.40
Diluted	0.46	0.40

Book value per share (1)	$21.75	$20.81
Shares outstanding at end of period	2,504,265	2,490,023
Weighted average common shares outstanding - basic	2,489,779	2,490,564
Weighted average common shares outstanding - diluted	2,491,942	2,495,916

(1)	Net earnings per share and book value per share at or for the periods ended March 31, 2009 have been adjusted to give effect to the 5% stock dividend paid during December 2009.

OTHER DATA (unaudited):
	Three months ended March 31,
	2010	2009
Return on average assets (2)	0.79%	0.67%
Return on average equity (2)	8.50%	7.90%
Equity to total assets	9.29%	8.39%
Net interest margin (2) (3)	3.81%	3.46%

(2)	Information for the three months ended March 31 is annualized.
(3)	Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.

Discussion of Financial Highlights

Net interest income for the first quarter of 2010 increased $176,000, or 4.0%, to $4.6 million as compared to the first quarter of 2009.  Our net interest margin, on a tax equivalent basis, increased to 3.81% for the first quarter of 2010 from 3.46% for the same period of 2009.  The increase in net interest margin was primarily a result of maintaining the yields on our loan portfolio while our investment portfolio yields and our cost of deposits decreased as a result of the continuing low interest rate environment.  The weighted average rates on our Federal Home Loan Bank advances also declined over the same periods as some of our higher rate advances matured in late 2009.  The provision for loan losses increased to $700,000 during the first quarter of 2010, as compared to $300,000 during the first quarter of 2009, primarily as a result of declines in the value of collateral underlying our impaired loans.

Total non-interest income decreased $135,000, or 7.1%, to $1.8 million for the first quarter of 2010 compared to the same period in 2009.  The decrease in non-interest income was primarily attributable to a $197,000 decrease in gains on sale of loans as the origination volumes of residential real estate loans that were sold in the secondary market declined in the first quarter of 2010 as compared to the same period of 2009.  During the first quarter of 2010 we realized a $563,000 gain on the sale of investments as we sold some of our high-quality, mortgage-backed investment securities.  During the first quarter of 2009 we recorded a $327,000 other-than-temporary impairment loss to reflect the credit losses associated with a $1.0 million par investment in a pooled trust preferred security.  No impairment losses were recorded in the first quarter of 2010.

Non-interest expense increased $353,000, or 7.9%, to $4.8 million for the first quarter of 2010, as compared to the same period of 2009, due primarily to increases of $147,000 in compensation and benefits, $146,000 in FDIC premiums and $68,000 in occupancy and equipment.  The acquisition of a branch in Lawrence, Kansas in May 2009 contributed to the increases in compensation and benefits and occupancy and equipment in the first quarter of 2010 as compared to the first quarter 2009, while also increasing our professional fees during the first quarter of 2009.  The increase in FDIC premiums was the result of higher assessment rates, which affected all FDIC insured institutions, and the depletion of our previously unused FDIC assessment credits during the second quarter of 2009.  Our effective tax rate was 17.7% for the first quarter of 2010 as compared to 16.6% for the first quarter of 2009.

Total assets increased to $586.0 million at March 31, 2010, compared to $584.2 million at December 31, 2009.  Net loans increased to $344.0 million at March 31, 2010, compared to $342.7 million at December 31, 2009.  At March 31, 2010, the allowance for loan losses was $6.0 million, or 1.7% of gross loans outstanding, compared to $5.5 million, or 1.6% of gross loans outstanding at December 31, 2009.  Loans past due more than a month totaled $14.8 million at March 31, 2010, compared to $13.3 million at December 31, 2009.  Non-accrual loans, which primarily consist of loans greater than 90 days past due and are included in the past due loan balances, totaled $11.8 million at March 31, 2010 and December 31, 2009, or 3.4% and 3.5% of net loans, respectively.  During the first quarter of 2010, we had net loan charge-offs of $131,000 compared to a net loan recovery of $137,000 during the first quarter of 2009.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.